Exhibit 10.4

LOAN MODIFICATION AGREEMENT

This Loan Modification Agreement is entered into as of September 28, 2004, by and among Perficient, Inc., Perficient Canada, Corp., Perficient Genisys, Inc., and Perficient Meritage, Inc. (jointly, severally and collectively, the “Borrower”) and Silicon Valley Bank (“Bank”).

1.                                       DESCRIPTION OF EXISTING OBLIGATIONS:  Among other Obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, a Loan and Security Agreement, dated December 5, 2003, as may be amended from time to time (the “Loan Agreement”). The Loan Agreement provides for, among other things, a Committed Revolving Line in the original principal amount of Six Million Dollars ($6,000,000).  Defined terms used but not otherwise defined herein shall have the same meanings as set forth in the Loan Agreement.

Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the “Obligations.”

2.                                       DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement.

Hereinafter, the above-described security documents and guaranties, together with all other documents securing repayment of the Obligations shall be referred to as the “Security Documents”.  Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3.                                       DESCRIPTION OF CHANGE IN TERMS.

A.                                Modification(s) to Loan Agreement.

1.                                       Effective as of the date of this Loan Modification Agreement, Section 6.7 entitled “Financial Covenants” is hereby amended to read as follows:

Borrower shall maintain as of the last day of each month unless otherwise stated:

(a) Quick Ratio (Adjusted) (to be maintained at all times). A ratio of Quick Assets (including 50% of Borrower’s Eligible Unbilled Accounts not to exceed $2,000,000) to Current Liabilities minus Deferred Maintenance Revenue of at least 1.50 to 1.00.

(b) Tangible Net Worth (to be maintained at all times).  A Tangible Net Worth of at least $3,000,000.

(c) Debt Service Coverage.  At any time Borrower has any outstanding obligation under the Committed Term Loan Line, a ratio of earnings after tax plus interest, depreciation and amortization of the specified period on an annualized basis to current maturities of long term debt and capitalized leases, plus interest expense annualized of at least 1.50 to 1.00.  The Debt Services Coverage ratio shall be computed on a trailing 3 month basis.  The Debt Service Coverage ratio shall exclude maturities on the Committed Revolving Line.

2.                                       Section 6.8 entitled “Registration of Intellectual Property Rights” is hereby amended to read as follows:

Borrower shall not register any Copyrights or Mask Works with the United States Copyright Office unless it: (i) has given at least fifteen (15) days’ prior notice to Bank of its intent to register such Copyrights or Mask Works and has provided Bank with a copy of the application it intends to file with the United States

Copyright Office (excluding exhibits thereto); (ii) executes a security agreement or such other documents as Bank may reasonably request in order to maintain the perfection and priority of Bank’s security interest in the Copyrights proposed to be registered with the United States Copyright Office; and (iii) records such security documents with the United States Copyright Office contemporaneously with filing the Copyright application(s) with the United States Copyright Office.  Borrower shall promptly provide to Bank a copy of the Copyright application(s) filed with the United States Copyright Office, together with evidence of the recording of the security documents necessary for Bank to maintain the perfection and priority of its security interest in such Copyrights or Mask Works.  Borrower shall provide written notice to Bank of any application filed by Borrower in the United States Patent Trademark Office for a patent or to register a trademark or service mark within 30 days of any such filing.

Borrower will (i) protect, defend and maintain the validity and enforceability of the Intellectual Property and promptly advise Bank in writing of material infringements and (ii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

3.                                       The following terms are hereby either amended in or incorporated into Section 13.1 entitled “Definitions”:

“Borrowing Base” is the sum of (i) 80% of Eligible Accounts, plus, without duplication (ii) 25% of Eligible Unbilled Accounts; provided, however, that Bank may lower the percentage of the Borrowing Base after performing an audit of Borrower’s Collateral.

“Eligible Unbilled Accounts” are, without duplication, unbilled Accounts which meet all other criteria of Eligible Accounts; provided that all deliverables of such Accounts have been met.

4.                                       CONSISTENT CHANGES.  The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

5.                                       NO DEFENSES OF BORROWER.  Borrower (and each guarantor and pledgor signing below) agrees that, as of the date hereof, it has no defenses against paying any of the Obligations.

6.                                       CONTINUING VALIDITY.  Borrower (and each guarantor and pledgor signing below) understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents.  Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect.  Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations.  Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations.  It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Bank in writing.  Unless expressly released herein, no maker, endorser, or guarantor will be released by virtue of this Loan Modification Agreement.  The terms of this paragraph apply not only to this Loan Modification Agreement, but also to all subsequent loan modification agreements.

This Loan Modification Agreement is executed as of the date first written above.

BORROWER:

PERFICIENT, INC.

By:
Name:
Title:

PERFICIENT CANADA, CORP.

By:
Name:
Title:

PERFICIENT GENISYS, INC.

By:
Name:
Title:

PERFICIENT MERITAGE, INC.

By:
Name:
Title:

BANK:

SILICON VALLEY BANK

By:
Name:
Title:

SILICON VALLEY BANK

PRO FORMA INVOICE FOR LOAN CHARGES

BORROWER:	Perficient, Inc., Perficient Canada, Corp., Perficient Genisys, Inc. and Perficient Meritage, Inc.

LOAN OFFICER:	Phillip Wright

DATE:	September 28, 2004

	Documentation Fee	$250.00

	TOTAL FEE DUE	$250.00

Please indicate the method of payment:

☐   A check for the total amount is attached.

☐   Debit DDA #                                for the total amount.

☐   Loan proceeds

Borrower	(Date)

Silicon Valley Bank	(Date)
Account Officer’s Signature